Exhibit 99.3

AmericanWest Bancorporation Announces Completion of the Sale and Recapitalization of AmericanWest Bank

SPOKANE, Wash. – December 20, 2010 – (BUSINESS WIRE) – AmericanWest Bancorporation (“Company”), today announced that it has completed the sale of all outstanding shares of its wholly-owned subsidiary, AmericanWest Bank (“Bank”), to a wholly owned subsidiary of SKBHC Holdings LLC (“SKBHC”), in a transaction that was previously approved by the U.S. Bankruptcy Court for the Eastern District of Washington (“Court”). SKBHC has informed the Company that, as previously agreed, it also contributed an additional $185 million of new capital to the Bank.

The Company received total cash consideration of $6.5 million for the sale, including $850,000 of debtor-in-possession financing previously provided by SKBHC. The primary remaining activity of the Company will be the winding up of its affairs and the distribution of its assets. The Company expects to submit by February 25, 2011 a liquidation plan for Court approval. As the Company does not expect that it will have sufficient assets to fully satisfy all of the claims of its creditors, it does not anticipate that any assets will be available for distribution to common shareholders. As of December 20, 2010, after giving effect to the sale of the Bank, the Company had total assets of approximately $6 million and total liabilities of approximately $46 million.

Safe Harbor for Forward Looking Statements:

This press release includes forward-looking statements, and the Company intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the Company’s expectations regarding future events, including, without limitation, the winding up of the Company’s affairs, the distribution of its assets and the approval of a Chapter 11 liquidation plan by the Court. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include, without limitation: (i) the Company’s ability to manage its relationships with its creditors during the Chapter 11 process; (ii) the Company’s ability to manage its expenses and fund its working capital needs during the Chapter 11 process; (iii) the result of the final wind down of the Company and liquidation of the Company’s assets; and (iv) the risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

Contacts:

AmericanWest Bancorporation

Jay B. Simmons

General Counsel

509.344.5575

jsimmons@awbank.net

- ### -